Exhibit 10.1

FORM OF

PERFORMANCE RESTRICTED STOCK UNITS
GRANT AGREEMENT

To: [________________]

By accepting your grant online through the Schwab Equity Award Center, you agree that these incentives are granted under and governed by the terms and conditions of the BWX Technologies, Inc. 2020 Omnibus Incentive Plan (the “Plan”), and this Performance Restricted Stock Units Grant Agreement (this “Agreement”), which is included in the online acceptance process. A copy of the Plan and the Prospectus relating to the stock issued under the Plan can be found at https://eac.schwab.com within the Messages inbox of your Schwab account. The Plan and Prospectus are incorporated by reference and made a part of the terms and conditions of your award. If you would like to receive a paper copy of either the Plan or Prospectus, please contact [______] at [_____] or [_____]@bwxt.com.

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Effective [______] (the “Date of Grant”), the Compensation Committee of the Board of Directors (the “Committee”) of BWX Technologies, Inc. (“BWXT”) awarded you a grant of performance-based Restricted Stock Units (“Performance RSUs”) under the Plan. The provisions of the Plan are incorporated herein by reference and capitalized terms used but not otherwise defined in this Agreement have the meanings given them in the Plan. In the event of a discrepancy between the capitalized terms defined in this Agreement and in the Plan, this Agreement shall govern.

Any reference or definition contained in this Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your legal representatives and beneficiaries. The term “BWXT” as used in this Agreement with reference to employment shall include subsidiaries of BWXT (including unconsolidated joint ventures). Whenever the words “you” or “your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to your beneficiary, estate, or personal representative, to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

Performance RSUs

1.     Performance RSU Award. You have been awarded [_______] performance-based restricted stock units (the “Initial Performance RSUs”). These Performance RSUs represent a right to receive Shares, calculated as described below, provided (and to the extent that) the applicable performance measures and vesting requirements set forth in this Agreement have been satisfied. No Shares are awarded or issued to you on the Date of Grant.

2.     Vesting Requirements. Subject to Section 3 of this Agreement (the “Forfeiture of Performance RSUs” provision), Performance RSUs will become vested under one of the following circumstances, to the extent the Performance RSUs have not previously vested or become forfeited:

•a percentage of the Initial Performance RSUs shall become vested on [the third anniversary of the Date of Grant (the “Third Anniversary Date”)] [________], provided you are still employed by BWXT (with the number in which you vest determined as described in Section 4 of this Agreement (the “Number of Performance RSUs” provision);

•[if your employment terminates on or after the first anniversary of the Date of Grant but prior to [the Third Anniversary Date] [________] due to an involuntary termination by BWXT without Cause, you will be eligible to vest in a number of Performance RSUs equal to the product of (a) the number of Performance RSUs that would have vested if you would have remained in the continuous employ of BWXT until [the Third Anniversary Date] [________] or the occurrence of a Change in Control that would otherwise result in vesting (whichever occurs first) multiplied by (b) a fraction, the numerator of which is the number of calendar days you are employed by BWXT during the Performance Period, and the denominator of which is the total number of calendar days in the Performance Period];

•[if your employment terminates on or after the first anniversary of the Date of Grant but prior to _______ due to an involuntary termination by BWXT without Cause, 100% of the Initial Performance RSUs shall vest on the date of such termination];
•[if your employment terminates on or after the first anniversary of the Date of Grant but prior to [the Third Anniversary Date] [________] due to Retirement (as defined below), you will be eligible to vest in a number of Performance RSUs equal to the number of Performance RSUs that would have vested if you would have remained in the continuous employ of BWXT until [the Third Anniversary Date] [________] or the occurrence of a Change in Control that would otherwise result in vesting (whichever occurs first)];
•100% of the Initial Performance RSUs shall become vested prior to [the Third Anniversary Date] [________] on the earlier to occur of: (a) your death, or (b) your Disability; and

•the Committee may provide for additional vesting under other circumstances, in its sole discretion.

In the event of a Change in Control that occurs prior to the vesting or forfeiture of the Performance RSUs, the Performance RSUs shall be treated as set forth in Article 16 of the Plan.

[For purposes of this Agreement, “Retirement” means termination of your employment with BWXT (other than for Cause) after attaining (i) at least 60 years of age and (ii) at least [5] [10] years of service with BWXT (with years of service calculated by reference from your “adjusted service date,” as determined by the Company).]

3.     Forfeiture of Performance RSUs. Except as otherwise provided in Section 2 above, Performance RSUs which are not or do not become vested upon your termination of employment for any reason shall, coincident therewith, be forfeited and be of no force and effect.

In the event of termination of your employment for Cause, as determined in the sole judgment of the Committee, all Performance RSUs and all rights or benefits awarded to you under this grant of Performance RSUs are forfeited, terminated and withdrawn immediately upon notice of such determination. The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters. The forfeiture provisions of this paragraph are in addition to the provisions under the heading “Clawback Provisions” below.

4.     Number of Performance RSUs. Except as otherwise provided in this Agreement and subject to adjustments permitted by the Plan, the number of Performance RSUs in which you will vest under this Agreement, if any, will be determined pursuant to the terms of Schedule 1 attached hereto and incorporated by reference. The maximum number of Performance RSUs in which you can vest is 200% of your Initial Performance RSUs and the minimum number of Performance RSUs in which you can vest is 0% of your Initial Performance RSUs.

The calculation of the number of Performance RSUs in which you can vest will be determined over the Performance Period as set forth on Schedule 1 attached hereto and incorporated by reference herein. For purposes of this Agreement, the “Performance Period” means the period beginning on [__________] and ending on [___________].

5.     Settlement of Performance RSUs. You (or your beneficiary, if applicable) will receive one Share for each Performance RSU that vests under this Agreement. If you have made a permitted deferral election with respect to the Performance RSUs, then, subject to compliance with Section 409A of the Code (to the extent applicable), vested Performance RSUs shall be paid to you in accordance with such deferral election. If you have not made a permitted deferral election with respect to the Performance RSUs, vested Performance RSUs shall be paid to you as soon as administratively practicable after the Performance RSUs vest, but in no event later than the earlier of (a) March 15 following the end of the calendar year in which the Performance RSUs vest and (b) [________] (and in all events within the short-term deferral period for purposes of Section 409A of the Code).

6.     Dividend, Voting Rights and Other Rights. You shall have no rights of ownership in the Shares underlying the Performance RSUs and shall have no right to vote such Shares until the date on which the Shares are transferred to you pursuant hereto. From and after the Date of Grant and until the earlier of (a) the time when the Performance RSUs become vested and are paid in accordance with Section 5 hereof or (b) the time when your right to receive Shares in payment of the Performance RSUs is forfeited in accordance with Section 3 hereof, on the date that BWXT pays a cash dividend (if any) to holders of Shares generally, you shall be credited with cash per Performance RSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the Performance RSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash (without interest) at the same time as the Shares underlying the Performance RSUs to which they relate are delivered.

Taxes

7.     Liability for Tax-Related Items. Regardless of any action BWXT or your employer (the “Employer”) takes with respect to any or all federal, state, local or foreign taxes or other tax-related amounts (“Tax-Related Items”), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that BWXT and/or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of Performance RSUs, including the grant and vesting of Performance RSUs, subsequent delivery of Shares or the subsequent sale of any Shares acquired pursuant to such Performance RSUs and receipt of any dividend equivalent payments (if any) and (ii) do not commit to structure the terms or any aspect of this grant of Performance RSUs to reduce or eliminate your liability for Tax-Related Items. To the extent that BWXT or the Employer is required to withhold Tax-Related Items in connection with any payment made to or benefit realized by you or another person with respect to the Performance RSUs, you agree that, unless otherwise determined by the Committee, BWXT or the Employer will withhold Shares having a value equal to (A) the minimum statutory withholding amount permissible or (B) if approved by the Committee, a greater amount based on your election. In no event will the market value of the Shares to be withheld and/or delivered pursuant to this Section 7 to satisfy applicable Tax-Related Items exceed your estimated tax obligations attributable to the applicable transaction. To the extent that the amounts available to BWXT or the Employer for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that you or such other person make arrangements satisfactory to BWXT or the Employer, as applicable, for payment of the balance of such Tax-Related Items required to be withheld. The Shares withheld as described above shall be credited against any such withholding requirement at the fair market value of such Shares on the date the applicable benefit is to be included in your income.

If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described herein, you understand that you will be deemed to have been issued the full number of Shares subject to the settled Performance RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of the settlement of the Performance RSUs. Notwithstanding anything herein to the contrary, if the Federal Insurance Contributions Act tax (“FICA Tax”) imposed under Sections 3101, 3121(a) and 3121(v)(2) of the

Code becomes due with respect to any of the Performance RSUs prior to the payment of such Performance RSUs, BWXT or Employer will withhold from your cash compensation an amount sufficient to pay the FICA Tax with respect to such Performance RSUs.

Transferability

8.     Non-Transferability. Performance RSUs granted hereunder are non-transferable other than by will or by the laws of descent and distribution.

Clawback Provisions

9.     Recovery of Performance RSUs.  In the event that BWXT is required to prepare an accounting restatement due to the material noncompliance of BWXT with any financial reporting requirement under the U.S. federal securities laws as a result of misconduct (a “Restatement”) and the Board reasonably determines that you knowingly engaged in the misconduct, BWXT will have the right to recover the Performance RSUs granted during the three-year period preceding the date on which the Board or BWXT, as applicable, determines it is required to prepare the Restatement (the “Three-Year Period”), or vested in whole or in part during the Three-Year Period, or the proceeds related to the Performance RSUs in the Three-Year Period, to the extent of any excess of what would have been granted to or would have vested for you under the Restatement.

10.    Recovery Process.  In the event a Restatement is required, the Board, based upon a recommendation by the Committee, will (a) review the Performance RSUs either granted or vested in whole or in part during the Three-Year Period and (b) in accordance with the provisions of this Agreement and the Plan, will take reasonable action to seek recovery of the amount of such Performance RSUs in excess of what would have been granted to or would have vested for you under the Restatement (but in no event more than the total amount of such Performance RSUs), as such excess amount is reasonably determined by the Board in its sole discretion, in compliance with Section 409A of the Code.  There shall be no duplication of recovery under Sections 9 and 10 of this Agreement and, to the extent that it applies to you, the BWX Technologies Inc. Policy for the Recovery of Erroneously Awarded Compensation. The clawback provisions of this Agreement are in addition to the forfeiture provisions contained in Section 3 of this Agreement (under the heading “Forfeiture of Performance RSUs”). Notwithstanding anything in this Agreement to the contrary, you acknowledge and agree that this Agreement and the award described herein (and any settlement thereof) are, to the extent that such policy is applicable to you, subject to the terms and conditions of the BWX Technologies, Inc. Policy for the Recovery of Erroneously Awarded Compensation.

Other Information

11.    No Guarantee of Continued Service. Neither the action of BWXT in establishing the Plan, nor any action taken by it, by the Committee or by your employer, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the employment of BWXT or any of its subsidiaries or affiliates.

12.    Non-Solicitation of Covered Individuals. In consideration of the grant of Performance RSUs provided under this Agreement, the sufficiency of which is expressly acknowledged, you agree that, during your employment and for the 12-month period following your termination of employment for any reason (the “Restricted Period”), you shall not, without the prior written consent of the Company, directly or indirectly, or on behalf of any person, (i) induce, entice or solicit (or attempt to induce, entice or solicit) any person who is an employee, consultant or independent contractor of the Company or any of its Affiliates or Ventures and with whom you worked or whose identity you learned during your employment (a “Covered Individual”) to leave the employment of, or terminate or reduce the engagement with, the Company or any of its Affiliates or Ventures, or (ii) hire, engage, employ or assist any third party in hiring, engaging or employing any Covered Individual, or attempt to do same, who is at such time (or was within twelve (12) months prior to such time) employed or engaged by the Company or any of its Affiliates or Ventures as an employee, consultant or independent contractor to perform any work or render any service similar or related to that provided by such Covered Individual to the Company or any of its Affiliates or Ventures. The provisions of this Section 12 shall not prohibit you from speaking with persons who respond to general advertisements or who contact a business with which you are affiliated through an independent recruiting firm that has not been directed to solicit interest from any person who is an employee of the Company, any of its Affiliates or Ventures. For purposes of this Section 12, the term “Affiliate” means an affiliate of the Company within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934 and the term “Venture” means an entity in which the Company or an Affiliate has a management or voting interest. The provisions of this Section 12 shall survive the termination of your employment for any reason.
If you should take actions in violation or breach of or in conflict with Section 12 hereof, the Company has the right to cause an immediate forfeiture of (i) your rights to any Performance RSUs, and (ii) with respect to the period commencing thirty-six (36) months prior to your termination of employment with the Company or any Affiliate and ending thirty-six (36) months following such termination of employment (A) a forfeiture of any gain recognized by you upon the sale of any Shares received as a result of the vesting of any Performance RSUs, and (B) a forfeiture of any vested Shares held by you as a result of the vesting of any Performance RSUs.
13.    Adjustments. The Performance RSUs evidenced by this Agreement are subject to adjustment as provided in Sections 4.3 and 17.2 of the Plan.

14.    Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by BWXT without your consent). Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

15.    Electronic Delivery. BWXT may, in its sole discretion, deliver any documents related to the Performance RSUs and your participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by BWXT or another third party designated by BWXT.

16.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

17.    Successors and Assigns. Without limiting Section 8 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company.

18.    Acknowledgement. You acknowledge that you (a) have received a copy of the Plan, (b) have had an opportunity to review the terms of this Agreement and the Plan, (c) understand the terms and conditions of this Agreement and the Plan and (d) agree to such terms and conditions.

19.    Country-Specific Special Terms and Conditions. Notwithstanding any provisions in this Agreement, the Performance RSUs shall also be subject to the special terms and conditions set forth in Appendix A to this Agreement for your country of residence. Moreover, if you relocate to one of the countries included on Appendix A, the special terms and conditions for such country will apply to you, to the extent BWXT determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Agreement.

20.    Notice to Governmental Authority. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents you from providing, without prior notice to BWXT, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity you are not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the 1934 Act.

APPENDIX A
COUNTRY-SPECIFIC SPECIAL TERMS AND CONDITIONS

This Appendix A, which is part of the BWXT Performance Restricted Stock Units Grant Agreement (the “Agreement”), contains additional and superseding terms and conditions of the Agreement that will apply to you if you reside in one of the countries listed below. It also includes information about certain other issues of which you should be aware with respect to your participation in the Plan. Such information is based on securities, exchange control, and other laws in effect in the respective countries as of [___________]. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and/or the Agreement. By accepting the Performance RSUs, you agree to be bound by the terms and conditions contained in the paragraphs below in addition to the terms of the Plan, the Agreement, and the terms of any other document that may apply to you and your Performance RSUs.

    You are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

    Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transferred employment after the Performance RSUs were granted to you, or are considered a resident of another country for local law purposes, the information contained herein may not apply.

COUNTRIES COVERED BY THIS APPENDIX A:
Canada.

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CANADA

Terms and Conditions

1.     Canadian Residents. The following terms and conditions apply to you if you are (a) resident in or primarily reporting to work in a province or territory of Canada; or (b) subject to Canadian taxation under the Income Tax Act (Canada) (the “Tax Act”) and/or the taxing legislation of any province or territory of Canada.

2.     Additional Definitions. For the purposes of the Agreement (including, for clarity, this Appendix A):

(a)“Active Employment” or “Actively Employed” shall mean the period during which you actually perform work for the Company or its Affiliates, which shall be deemed to include, as applicable: (i) any period of vacation, paid time off, Disability, or other leave of absence permitted by applicable legislation; and (ii) any period constituting the minimum notice of termination period that is required to be provided to you, if any, pursuant to the employment standards legislation that is applicable to you (if any), but shall exclude any other period, including any period of reasonable notice at common law, that follows or ought to have followed the later of: (A) the end of the minimum notice of termination period that is required to be provided pursuant to applicable employment standards legislation; or (B) your last day of performing work for the Company and its Affiliates (including any period of vacation, paid time off, Disability, or other leave of absence permitted by applicable legislation), whether arising from a contractual or common law right, as applicable;
(b)“Active Engagement” or “Actively Engaged” shall mean any period in which you provide services to BWXT. For certainty, “Active Engagement” or “Actively Engaged” shall be deemed to exclude any period that follows, or ought to have followed, the last day on which you provide services to BWXT;
(c)“Cause” means: (i) your wilful misconduct, disobedience or wilful neglect of duty that is not trivial and that has not been condoned by the Company or its Affiliates; or (ii) the occurrence of such other event or circumstances as would permit the termination of your employment without notice, payment in lieu of notice, and severance pay (if applicable) under the applicable employment standards legislation;
(d)“Disability” means a permanent medical disability, as determined by BWXT in good faith and subject to obligations pursuant to applicable human rights legislation; and
(e)“Termination Date” means the last day upon which you are Actively Employed or Actively Engaged, as applicable, with the Company or an Affiliate, whether such date is selected by you or unilaterally by the Company or an Affiliate.

3.Vesting Requirements. Section 2 of the Agreement (the “Vesting Requirements” provision) is deleted in its entirety and replaced with the following:

Subject to Section 3 of this Agreement (the “Forfeiture of Performance RSUs” provision) and your continued Active Employment or Active Engagement, as applicable, through the applicable vesting date, the Performance RSUs will become vested under one of the following circumstances, to the extent the Performance RSUs have not previously vested or become forfeited:

(a)a percentage of the Initial Performance RSUs shall become vested on [the third anniversary of the Date of Grant (the “Third Anniversary Date”)] [________], provided that, except as otherwise set out herein, you must be and remain Actively Employed (as defined herein) with BWXT or an Affiliate on the Third Anniversary Date (with the number of Performance RSUs in which you vest determined as described in Section 4 of this Agreement (the “Number of Performance RSUs” provision));

(b)[if you cease to be Actively Employed due to an involuntary termination by BWXT without Cause and the Termination Date (as defined herein) is on or after the first anniversary of the Date of Grant but prior to [the Third Anniversary Date] [________], you will be eligible to vest in a number of Performance RSUs equal to the product of: (i) the number of Performance RSUs that would have vested if you would have remained Actively Employed by BWXT or an Affiliate until [the Third Anniversary Date] [________] or the occurrence of a Change in Control that would otherwise result in vesting (whichever occurs first) multiplied by (ii) a fraction, the numerator of which is the number of calendar days you are Actively Employed by BWXT or an Affiliate during the Performance Period, and the denominator of which is the total number of calendar days in the Performance Period];

(c)[if you cease to be Actively Employed on or after the first anniversary of the Date of Grant but prior to ________ due to an involuntary termination by BWXT without Cause, 100% of the Initial Performance Units shall vest on the date of such termination];

(d)[if you cease to be Actively Employed on or after the first anniversary of the Date of Grant but prior to [the Third Anniversary Date] [________] due to Retirement (as defined below), you will be eligible to vest in a number of Performance RSUs equal to the number of Performance RSUs that would have vested if you would have remained Actively Employed by BWXT or an Affiliate until [the Third Anniversary Date] [________] or the occurrence of a Change in Control that would otherwise result in vesting (whichever occurs first)];

(e)if you cease to be Actively Employed as a result of: (i) your death; or (ii) your Disability and the Termination Date is prior to the Third Anniversary Date, then 100% of the Initial Performance RSUs shall become vested prior to [the Third Anniversary Date] [_______] on the earlier of: (a) your Disability; and (b) your death; and

(f)the Committee may provide for additional vesting under other circumstances, in its sole discretion.

In the event of a Change in Control that occurs prior to the vesting or forfeiture of the Performance RSUs, the Performance RSUs shall be treated as set forth in Article 16 of the Plan.

[For the purposes of this Agreement, the term “Retirement” means the voluntary termination of your employment with BWXT or its Affiliate (other than for Cause) after attaining (i) at least 60 years of age and (ii) at least [5] [10] years of service with BWXT and its Affiliates (with years of service calculated by reference from your “adjusted service date,” as determined by the Company).]

4.Forfeiture of Performance RSUs. Section 3 of the Agreement (the “Forfeiture of Performance RSUs” provision) is deleted in its entirety and replaced with the following:

“Except as otherwise provided in Section 2, all Performance RSUs which are not, or do not become, vested as of the Termination Date shall, coincident therewith, terminate and be of no force or effect as of the Termination Date.

In the event that your employment is terminated for Cause, as determined by the Committee, then all Performance RSUs and all rights or benefits awarded to you under this grant of Performance RSUs are forfeited, terminated and withdrawn immediately upon the Termination Date. The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters. The forfeiture provisions of this paragraph are in addition to the provisions under the heading “Clawback Provisions” below.”

5.Nature of Grant. In accepting the grant of Performance RSUs, you represent, warrant, acknowledge and agree that:

(a)the Plan is established voluntarily by BWXT, is discretionary in nature and may be modified, amended, suspended or terminated by BWXT at any time and from time to time;

(b)the grant of the Performance RSUs is voluntary and occasional and, except as expressly required by the applicable employment standards legislation, does not create any contractual or other right to receive future grants of Performance RSUs, or benefits in lieu of Performance RSUs, even if Performance RSUs have been granted repeatedly in the past;

(c)all decisions with respect to future Performance RSUs grants, if any, will be at the sole discretion of BWXT;

(d)you are voluntarily participating in the Plan;

(e)the Performance RSUs and the Shares subject to the Performance RSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to BWXT or the Employer, and which is outside the scope of your employment contract, if any;

(f)the Performance RSUs and the Shares subject to the Performance RSUs are not intended to replace any pension rights or compensation;

(g)except as expressly required by the applicable employment standards legislation, the Performance RSUs and the Shares subject to the Performance RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, overtime, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should the Performance RSUs be considered as compensation for, or relating in any way to, past services for BWXT, the Employer, or any Subsidiary;

(h)the Performance RSUs and your participation in the Plan will not be interpreted to form an employment contract or relationship with BWXT or any Subsidiary (other than the Employer);

(i)there is no promise of a particular monetary value associated with the vesting of any Performance RSUs;

(j)you have received, or have had the opportunity to receive independent legal advice in connection with the terms and conditions of this Agreement and the Plan (including the consequences of the cessation of your Active Employment or Active Engagement upon the Performance RSUs);

(k)BWXT and its Subsidiaries (including the Employer) reserve the right to terminate the employment of any person, regardless of the effect of such termination of employment on entitlements under the Agreement. You hereby waive, and irrevocably release BWXT and its Subsidiaries (including the Employer) from, any claim or entitlement to compensation or damages that may arise from any forfeiture of the Performance RSUs as a result of the cessation of vesting on and after the Termination Date; notwithstanding the foregoing, if your service terminates due to certain termination events as described in this Agreement, the Performance RSUs will be fully vested;

(l)the Performance RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability; and

(m)you acknowledge and agree that the execution of this Agreement is done freely and voluntarily, without inducement or duress.

6.Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement, the Plan, and any other award materials by and among, as applicable, the Employer, BWXT, and its Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that BWXT and the Employer may hold certain personal information about you, including but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in

BWXT, details of all awards or any other entitlement to Shares granted, canceled, purchased, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to any third parties assisting BWXT with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize BWXT and any other possible recipients which may assist BWXT (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

7.Liability for Tax-Related Items. Section 7 of the Agreement (the “Liability for Tax-Related Items” provision) is deleted in its entirety and replaced with the following:

“Liability for Tax-Related Items. Regardless of any action BWXT or your employer (the “Employer”) takes with respect to any or all federal, state, provincial, local, foreign, social insurance, payroll or other taxes (“Tax-Related Items”), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that BWXT and/or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of Performance RSUs, including the grant and vesting of Performance RSUs, subsequent delivery of Shares or the subsequent sale of any Shares acquired pursuant to such Performance RSUs and any dividend equivalent (if any) and (ii) do not commit to structure the terms or any aspect of this grant of Performance RSUs to reduce or eliminate your liability for Tax-Related Items. To the extent that BWXT or the Employer is required to withhold Tax-Related Items in connection with any payment made to or benefit realized by you or another person with respect to the Performance RSUs, you agree that, unless otherwise determined by the Committee, BWXT or the Employer will withhold Shares having a value equal to (A) the minimum statutory withholding amount permissible or (B) if approved by the Committee, a greater amount based on your election. In no event will the market value of the Shares to be withheld and/or delivered pursuant to this Section 7 to satisfy applicable Tax-Related Items exceed your estimated tax obligations attributable to the applicable transaction. Furthermore, you may withdraw such agreement to withhold Shares at any time, provided that you make advance arrangements satisfactory to BWXT and the Employer to satisfy the withholding of Tax-Related Items as and when they become due. To the extent that the amounts available to BWXT or the Employer for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that you or such other person make arrangements satisfactory to BWXT or the Employer, as applicable, for payment of the balance of such Tax-Related Items required to be withheld. Any Shares withheld as described above shall be credited against any such withholding requirement at the fair market value of such Shares on the date the applicable benefit is to be included in your income.

If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described herein, you understand that you will be deemed to have been issued the full number of Shares subject to the settled Performance RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of the settlement of the Performance RSUs. Notwithstanding anything herein to the contrary, if the Federal Insurance Contributions Act tax (“FICA Tax”) imposed under Sections 3101, 3121(a) and 3121(v)(2) of the Code becomes due with respect to any of the Performance RSUs prior to the payment of such Performance RSUs, BWXT or Employer will withhold from your cash compensation an amount sufficient to pay the FICA Tax with respect to such Performance RSUs.

8.Recovery of Performance RSUs. Section 9 of the Agreement (the “Recovery of Performance RSUs” provision) is deleted in its entirety and replaced with the following:
In the event that BWXT is required to prepare an accounting restatement due to the material noncompliance of BWXT with any financial reporting requirement under the U.S. federal securities laws as a result of misconduct (a “Restatement”) and the Board reasonably determines that you knowingly engaged in the misconduct, subject to applicable employment standards legislation, BWXT will have the right to recover the Performance RSUs granted during the three-year period preceding the date on which the Board or BWXT, as applicable, determines it is required to prepare the Restatement (the “Three-Year Period”), or vested in whole or in part during the Three-Year Period, or the proceeds related to the Performance RSUs in the Three-Year Period, to the extent of any excess of what would have been granted to or would have vested for you under the Restatement.

9.Non-Solicitation of Covered Individuals. Section 12 of the Agreement (the “Non-Solicitation of Covered Individuals” provision) is deleted in its entirety and replaced with the following:

In consideration of the grant of Performance RSUs provided under this Agreement, the sufficiency of which is expressly acknowledged, you agree that, during your employment and for the twelve (12) month period following your Termination Date, you shall not, without the prior written consent of the Company, directly or indirectly, or on behalf of any person, (i) entice or solicit (or attempt to entice or solicit) any person who is an employee, consultant or independent contractor of the Company or any of its Affiliates or Ventures and with whom you had contact in the course of your employment with the Company during the two (2) year period immediately before the Termination Date (or, if shorter, such period as you are / were employed) (a “Covered Individual”) to leave the employment of, or terminate or reduce the engagement with, the Company or any of its Affiliates or Ventures, or (ii) assist any third party in soliciting any Covered Individual, or attempt to do same, who is at such time (or was within twelve (12) months prior to such time) employed or engaged by the Company or any of its Affiliates or Ventures as an employee, consultant or independent contractor to perform any work or render any service similar or related to that provided by such Covered Individual to the Company or any of its Affiliates or Ventures. The provisions of this Section 12 shall not prohibit you from speaking with persons who respond to general advertisements or who contact a business with which you are affiliated through an independent recruiting firm that has not been directed to solicit interest from any person who is an employee of the Company, any of its Affiliates or Ventures. For purposes of this Section 12, the term “Affiliate” means an affiliate of the Company within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934 and the term “Venture” means an entity in which the Company or an Affiliate has a management or voting interest. The provisions of this Section 12 shall survive the termination of your employment for any reason.

If you should take actions in violation or breach of or in conflict with Section 12 hereof, the Company has the right to cause an immediate forfeiture of (i) your rights to any Performance RSUs, and (ii) with respect to the period commencing thirty-six (36) months prior to your termination of employment with the Company or any Affiliate and ending thirty-six (36) months following such termination of employment (A) a forfeiture of any gain recognized by you upon the sale of any Shares received as a result of the vesting of any Performance RSUs, and (B) a forfeiture of any vested Shares held by you as a result of the vesting of any Performance RSUs.

10.Language Consent. The following provision will apply to residents of Quebec:
The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention.

11.Dividend Equivalents Settled in Shares Only. Notwithstanding anything to the contrary in the Plan and/or this Agreement, any dividend equivalents credited shall be in the form of additional Performance RSUs that are subject to the same terms and conditions, including vesting and time of settlement, as the Performance RSUs to which they relate and shall only be settled in Shares.

12.Performance RSUs Settled in Shares Only. Notwithstanding anything to the contrary in the Plan and/or this Agreement, the Company shall not have the right unilaterally to cause you to surrender all or a portion of your Performance RSUs for cash in lieu of Shares (including with respect to cash amounts required to satisfy Tax-Related Items). However, from time to time, the Committee may provide you with the right to elect (which right may be time-limited and/or tied to the occurrence of contingent events, at the Committee’s sole discretion) to surrender such Performance RSUs for a cash compensation payment. Any Performance RSUs that you have not elected to be surrendered for cash compensation shall only be settled in Shares or, if so determined by the Committee and communicated to you in advance, forfeited.

13.Form of Payment. Notwithstanding any language to the contrary in the Plan, you are prohibited from surrendering Shares that you already own or from attesting to the ownership of Shares to pay any tax withholding in connection with Performance RSUs granted to you.

14.No Fractional Shares. Notwithstanding anything to the contrary in the Plan, no payment or other compensation shall be provided with respect to fractional Shares, which shall be rounded down to the nearest whole number of Shares.

15.Common Law Waiver. For absolute certainty, by accepting and executing this Agreement, you specifically represent, warrant and acknowledge that you have read and understood the terms and conditions set out in Section 4 and the definitions of “Actively Employed”, “Actively Engaged” and “Termination Date” in this Agreement, which: (i) have the effect that you shall have no entitlement to damages or other compensation whatsoever arising from, in lieu of, or related to any Performance RSU which would have vested or been granted after your Termination Date, including but not limited to damages in lieu of notice at common law; and (ii) have the effect that no period of contractual or common law reasonable notice that exceeds your minimum statutory notice period under applicable employment standards legislation (if any), shall be used for the purposes of calculating your entitlement under the Plan or this Agreement. By accepting and executing this Agreement, you further waive any eligibility to receive damages or payment in lieu of any forfeited Performance RSUs that would have vested or accrued during any contractual or common law reasonable notice period that exceeds your minimum statutory notice period under the applicable employment standards legislation (if any).

16.Acknowledgement. Section 18 of the Agreement (the “Acknowledgment” provision) is deleted in its entirety and replaced with the following:

"By accepting and executing this Agreement, you further represent, warrant and acknowledge that: (a) have received a copy of the Plan, (b) have had an opportunity to review the terms of this Agreement and the Plan, (c) understand the terms and conditions of this Agreement and the Plan, (d) the terms and conditions of the Plan are fair and reasonable and you will not make a claim to the contrary, (e) agree to such terms and conditions, and (f) you have read and understood the Plan and this Agreement, and agree to the terms and conditions thereof including, without limitation, the definitions of “Active Employment”, “Active Engagement”, “Termination Date” and Sections 4, 9 and 10 of this Agreement."

Notifications

17.Additional Restrictions on Resale. In addition to the restrictions on resale and transfer noted in the Plan materials, securities purchased under the Plan may be subject to certain restrictions on resale imposed by Canadian provincial securities laws. You are encouraged to seek legal advice prior to any resale of such securities. In general, participants resident in Canada may resell their securities in transactions carried out on exchanges outside of Canada and, in particular, you are generally permitted to sell Shares acquired pursuant to the Plan through the designated broker appointed under the Plan, if any, provided that BWXT is a foreign issuer that is not public in Canada and the sale of the Shares acquired pursuant to the Plan takes place: (i) through an exchange, or a market, outside of Canada on the distribution date; or (ii) to a person or company outside of Canada. For purposes hereof, a foreign issuer is an issuer that: (a) is not incorporated or existing pursuant to the laws of Canada or any jurisdiction of Canada; (b) does not have its head office in Canada; and (c) does not have a majority of its executive officers or directors ordinarily resident in Canada.

18.Tax Reporting. You acknowledge that the Tax Act and the regulations thereunder require a Canadian resident individual (among others) to file an information return disclosing prescribed information where, at any time in a tax year, the total cost amount of such individual’s “specified foreign property” (which includes shares, options, restricted stock units, and performance-based restricted stock units) exceeds Cdn.$100,000. You acknowledge having had the opportunity to consult your own tax advisor regarding this reporting requirement and agree that such requirement is solely your responsibility.

19.Non-Qualified Security. In the event that BWXT or the Employer is at any time concurrent with a grant of a Performance RSU a “specified person” as defined in subsection 110(0.1) of the Tax Act, each Share subject to such Performance RSU is hereby designated a “non-qualified security” within the meaning of section 110 of the Tax Act.